Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of July, 2006, by and between GABRIEL TECHNOLOGIES CORPORATION, a Delaware corporation, (“Company”), with its principal offices located at 4538 South 140th Street, Omaha, Nebraska 68137, and ALLAN D. ANGUS, residing at 6209 S. 184th Street, Omaha, NE 68135 (“Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

A.	Company currently employs Executive in the position of Chief Technology Officer and Company desires to confirm and continue such employment and establish the terms thereof in this Agreement.

B.
Company has from time to time and may in the future assign certain of its executives to serve in executive and/or consulting roles with Company and/or one or more of its wholly or partly owned subsidiary companies (each, a “Subsidiary”), including Trace Technologies, LLC, a Nebraska limited liability company (“Trace”) and to provide for the compensation payable and benefits due to the Executive to be the responsibility of such subsidiary. In the event that Executive serves in such capacity currently or in the future during the Term of this Agreement, such assignment shall not diminish any rights described or referenced in this Agreement, and Company shall nonetheless be responsible for any portion of the compensation and benefits or other payments provided for herein but not timely paid or provided by such Subsidiary as if the arrangement with the Subsidiary had never taken place.

C.	Executive desires to continue employment with Company on the terms and conditions of such employment as contained in this Agreement.

D.	Company desires to continue employment of Executive on the terms and conditions of such employment as contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Position; Duties.

a.
Company agrees to employ the Executive during the Term of this Agreement as an executive officer of Company and/or one or more of its Subsidiaries in Omaha, Nebraska, and Executive accepts such employment on the terms and subject to the conditions contained in this Agreement.

b.
Executive’s duties shall from time to time during the Term be as assigned by the Board of Directors of Company but shall at all times be consistent with those duties previously performed by Executive on behalf of Company at the time of the making of this Agreement and ordinarily assigned to an executive level employees.

c.
Executive shall be furnished with office space, secretarial support, and other assistance consistent with the character of his position hereunder and with duties performed at the time of the making of this Agreement. During the term of this Agreement, Executive will devote his best efforts and his full business time and attention (exclusive of vacation periods, holidays or periods of illness or incapacity) to the business of Company and its Subsidiaries, and his duties hereunder.

2.     Term. Unless earlier terminated as provided pursuant to the provisions of this Agreement, the term of this Agreement shall commence as of July 1, 2006 and shall continue thereafter until December 31, 2007 (the “Initial Term”). On the expiration of the Initial Term, this Agreement shall be deemed renewed on an annual basis thereafter for each calendar year (each, a “Renewal Term”), unless Company shall give written notice to Executive or Executive shall give written notice to Company, in the manner provided in Subsection 7d, hereof of its or his intent not to renew the Term of this Agreement not less than 90 days prior to the end of the Initial Term or any then effective Renewal Term. For purposes of this Agreement, “Term” shall mean and include the Initial Term and any Renewal Term and any portion thereof through expiration or termination of this Agreement.

3.	Compensation and Bonuses.

a.
In consideration of the services rendered by Executive to or as directed by Company, Company agrees to pay Executive during the Term a base salary equal to $150,000.00 per year (the “Base Salary”), subject to increase from time to time by the action of the Board of Directors of Company. Said base salary shall be paid to Executive in 26 equal bi-weekly installments or in accordance with any other reasonable policy established from time to time by Company in respect to payment of salary to its executive employees generally, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to executives of Company for insurance and other Executive benefit plans. The Base Salary payable pursuant to this Subsection 3a shall be exclusive of (i) any bonus payable to Executive pursuant to Section 3b or Section 3c hereof; (ii) any discretionary bonus or other compensation approved by the Board of Directors of Company; and (iii) any benefits to which Executive shall be entitled pursuant to Section 4 of this Agreement.

b.
In addition to the Base Salary, Executive is eligible for participation in those bonus programs available to executives of Company generally upon terms no less favorable than those made available to such other executive officers of Company (each, a “Bonus Program”). If and as adopted by the Board of Directors of Company, such Bonus Programs shall provide Executive with the opportunity to earn additional compensation hereunder (each, a “Bonus Payment”) which may be earned and paid pursuant to the terms and conditions of each such Bonus Program.

c.
In addition, Company acknowledges and recognizes that Executive has provided and will continue to provide value in respect to the business and development of the assets of Company and its Subsidiaries, including Trace. Company is pursuing certain transactions and is attempting to maximize the value of certain assets and certain rights in the Trace Assets, as defined below. Consequently, Company agrees to pay Executive a special bonus pursuant to the terms of this Section 3c. For purposes of such bonus, the following provisions and definitions shall apply:

(i) “Trace Assets” consists of assets and intellectual property acquired from Locate Networks, Inc. and any improvements thereto and enhancements thereof.

(ii) “Trace Asset Transaction” means any transaction whatsoever, whether occurring during the Term of this Agreement or within 5 years after the date of termination or expiration of employment, by which all or a significant portion of the Trace Assets are, and/or ownership of Trace itself is, directly or indirectly, sold, transferred, assigned, licensed, released or in any other way disposed of, including, without limitation, by any sale of assets, merger, sale of stock, transfer, change of control of Trace; provided that if such a transaction is pending but not yet closed at the date 5 years after the date of termination or expiration of employment and is thereafter closed according to its terms, such transaction will be a Trace Asset Transaction hereunder. A transaction involving the creation of a new entity or entities spun out to Company stockholders with a purpose to convey a significant portion of the Trace Assets or control of a significant portion the Trace Assets shall be deemed a Trace Asset Transaction.

(iii) “Transaction Amount” means the total amount paid to or received by either Company or any affiliate or assignee (including without limitation, the transferee or assignee of an ownership interest in Trace) of Company, or any other related party or entity, whether directly or indirectly, from a Trace Asset Transaction, net of any related attorney’s fees and reasonable transaction expenses. In the event that the Transaction Amount is not readily determinable or the proceeds of the Trace Asset Transaction are not distributable in kind, the Board of Directors of Company will, promptly after the Trace Asset Transaction occurs, make a reasonable determination of the value of the Transaction Amount.

(iv) If at any time a Trace Asset Transaction occurs, Company shall pay to Executive an amount equal to 3.125% of the Transaction Amount (the “Trace Bonus”). If the Transaction Amount is received in installments, then the portion of the Trace Bonus payable to Executive shall be proportionate to the portion of the Transaction Amount received. Further, Company agrees to cooperate with Executive in an effort to obtain the most beneficial tax treatment of the transfer or payment of the Trace Bonus, or any part thereof, to Executive. Such Trace Bonus shall be paid within 10 days following receipt of the Transaction Amount or the installment thereof, as the case may be. In the event the Transaction Amount is paid, in any part, with consideration other than cash, payment of the portion of the Trace Bonus to Executive shall be made by the transfer of the same assets or things of value received by Company or its assignees, designees, successors, agents, affiliates, or other similar persons or entities (collectively referred to as “Assignees”) and/or cash in the same proportions as the cash or the same assets or things of value received by Company or its Assignees, and Executive shall be entitled to his proportion of all rights (including registration rights) received by Company or its Assignees with respect to such non-cash assets. In the event that the proceeds can not be distributed in kind, Company will pay the cash equivalent of the Trace Bonus, determined by the Board of Directors as provided in Section 3c(iii) above. The Trace Bonus shall be payable even though such payments or transfers of the Transaction Amount continue after this Agreement’s termination or expiration, and payments thereof shall continue throughout the entire period of such transfers or payments, should they be spread out or delayed in any fashion. The Trace Bonus described above is in recognition of the unique knowledge, experience and effort expended and to be expended by Executive with respect to the development and realization of the values of the Trace Assets to the Company and shall continue and be paid notwithstanding the termination of Executive’s employment hereunder.

d.
Any rights or options previously granted to Executive by Company or Trace in respect to the equity of, or bonuses in respect to, Trace, including without limitation the option to acquire membership interests in Trace, are hereby acknowledged and agreed to be terminated without additional compensation and are null and void; provided that nothing in this subsection shall be taken to impact or diminish the Trace Bonus described above, or any rights or options of any type granted to Executive with respect to Gabriel.

4.	Benefits.

a.
Executive shall be entitled to participate in such group life, disability and medical insurance plans, qualified retirement plans and profit sharing, stock purchase and stock option plans, as Gabriel may establish from time to time for its executives generally. Company agrees to pay such percentage of the costs or contributions, including, but not limited to, the health insurance cost for Executive and his eligible family members, as defined by the health insurance plan, under a family policy, including any optional or additional dental insurance coverage, as paid from time to time for its executive employees generally. Any such plans shall be revocable and subject to termination or amendment at any time.

b.
Company shall reimburse Executive for such travel, entertainment and other business expenses reasonably incurred by him in connection with the business of Company and its Subsidiaries in the performance of his duties hereunder upon presentation by Executive to Company of substantiating evidence thereof in such form as Company may reasonably require from time to time.

c.
Executive shall be entitled to four (4) weeks of paid vacation during each year in which this Agreement shall continue in full force and effect. Executive shall be vested in such vacation on January 1 of each calendar year, provided that, in the initial calendar year of this agreement, Executive will be deemed to have qualified for three weeks vacation for use in calendar 2006. All unused vacation may be carried over from one calendar year to the next, without limitation. Such vacation shall be taken at times consistent with the effective discharge of the Executive’s duties. In addition, Executive shall be entitled to such paid holidays as are made available generally to executive employees of the Company.

d.
In the event that Company and Executive shall agree that it is necessary for Executive to relocate, Executive shall be reimbursed for the reasonable moving cost of relocating his personal and household effects and establishing residence for Executive and his immediate family in the location to which he shall be relocated, in accordance with the relocation policies of Company; provided that Executive may be required, as a condition to such relocation program, to execute a relocation agreement which includes an obligation to repay such relocation expense reimbursement should Executive voluntarily leave the employ of Company within one year of the date of relocation.

5.	Termination.

a.	This Agreement shall terminate prior to the expiration date of the Term:

(i)	Immediately upon death, in the event the Executive shall die;

(ii)
If Executive shall become permanently disabled, which for the purposes hereof and notwithstanding any contrary or conflicting definition in any policy of disability insurance, shall mean Executive’s inability to perform the essential functions of his job as defined under this Agreement, with or without reasonable accommodation, due to physical or mental incapacity, for a period of 6 months in a consecutive 12 month period. For the purposes of this Agreement, the initial determination of whether Executive has been rendered permanently disabled shall be made by Executive’s personal physician. In the event Company disagrees with the determination of Executive’s personal physician, Company shall pay for and Executive shall agree to an examination by a medical doctor disinterested in Company or any of Company’ affiliates or Subsidiaries, for an independent determination of whether or not Executive is permanently disabled under this Agreement. If the Opinions of Executive’s personal physician and the independent medical doctor selected by Company disagree, the two doctors shall mutually agree upon and appoint a third disinterested medical doctor to perform an independent examination of Executive for the final determination of whether Executive has become permanently disabled;

(iii)	At Executive’s election.

(iv)	Immediately by the Company for cause. Termination of Executive for “cause” shall be defined as:

1.	The commission by Executive of an act of fraud on Company or any of its Subsidiaries or affiliates;

2.
An act or acts of dishonesty by Executive constituting a felony, or intended to result, directly or indirectly, in substantial gain or personal enrichment to Executive at the expense of Company or any of its Subsidiaries or affiliates; or

3.
Actions or failures to act by Executive directly and proximately constituting a material violation of any Company and/or Subsidiary policy or procedure, or any statute, regulation or other law to which Company, any Subsidiary or Executive is subject, and which causes or is reasonably likely to cause a material adverse effect to Company and/or any of its Subsidiaries or affiliates; or

4.
Executive’s willful and repeated failure (other than a failure resulting from his incapacity due to physical or mental illness) or refusal, without proper legal cause, to perform, in all material respects, his duties and responsibilities as contemplated in this Agreement, including without limitation the reasonable and lawful directives or assignments given by any superior executive officer or the Board of Directors of Company.

(v)
In the event this Agreement is terminated due to the death of Executive or the permanent disability of Executive, as described in subsections (i) and (ii), the termination date of this Agreement shall be Executive’s date of death or the date upon which Executive is finally determined to be permanently disabled, subject to the continuing effect of the Trace Bonus as provided in Section 3c above and without impact or impairment of any other bonus program then in effect under which Executive has earned a bonus, other than according to the terms thereof;. In the event this Agreement is terminated pursuant to Subsections a(iii) or a(iv) of this Section 5, the termination date of the Agreement shall be the date upon which the Executive gives notice of termination or the Company gives notice to Executive of the election to terminate the Agreement for “cause” as defined herein. Any notice provided by either Party pursuant to this Section 5 shall be in writing and delivered to the other Party as hereinafter described in Section 7d hereof.

b.
Upon the expiration of this Agreement or if this Agreement is terminated pursuant to Subsection a(i), a(ii), a(iii) or a(iv) of this Section 5, Company shall pay, or shall cause its Subsidiary to pay, to Executive, or to his estate, that portion of Executive’s Base Salary through the date of expiration or termination of this Agreement, together with any bonus or other compensation theretofore approved by the Board of Directors of the Company as of such date, and vested accrued and unused vacation and for which Executive has not previously been compensated. Payments of any bonus will be paid according to its terms. Any salary and other accrued but unpaid compensation shall be paid to Executive or Executive’s estate on the next payday after of the date of termination, or as otherwise required under applicable state law.

c.
If this Agreement is terminated by Company other than under circumstances permitted by Subsection 5a hereof, in addition to the obligation of Company to make the payments contemplated by Subsection 5b hereof, Company shall pay to Executive, in lieu of any damages related to unearned salary for the remainder of the Term, a severance amount equal to 12 months compensation at the salary level then in effect for Executive as of the date of such termination, payable in 26 equal bi-weekly installments commencing upon the first regular Company payday after the date of such termination. In such circumstance, Company shall also pay any earned bonus (other than any Trace Bonus, which shall be payable according to the provisions of Section 3c regardless of termination) or other accrued but unpaid compensation theretofore approved by the Board of Directors of Company as of such date, and any vested, accrued and unused vacation for which Executive has not previously been compensated. Such vacation amount shall be paid to Executive on the next payday after of the date of expiration or termination, or as otherwise required under applicable state law. Payments of any bonus will be made according to its terms. All post-termination payments to Executive will be subject to withholding as appropriate.

6.	Restrictive Covenants and Proprietary Rights.

a.
Executive acknowledges and agrees that all confidential matters relating to Company, its Subsidiaries and their affiliates, including, without limitation, (i) trade secrets, customer lists, detailed contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture and service, technical processes, design and design projects, inventions and research projects information, which is used in the business of Company or one of its Subsidiaries or their affiliates, and (ii) information that gives Company or one of its Subsidiaries, or their affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the commercial or marketing interests of Company, or one of its Subsidiaries or their affiliates or their respective customers, (iii) is designated as Proprietary Information by Company or one of its Subsidiaries, or is known by Executive to be considered confidential by Company, one of its Subsidiaries or their affiliates, or from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to Company, one of its Subsidiaries or their affiliates, or (iv) is not generally known by persons other than Company personnel or personnel of one of its Subsidiaries or affiliates (collectively, “Proprietary Information”), are the property of Company, its Subsidiaries and their affiliates. Accordingly, Executive agrees that, except as provided herein, Executive will not disclose such confidential matters to any third party or use any Proprietary Information outside of the scope of his duties under this Agreement or to the detriment of Company and/or any of its Subsidiaries or their affiliates. Executive shall not be bound by this requirement in respect to: (i) Proprietary Information that is generally available in the industry or has become a matter of public record or public knowledge other than as a result of unauthorized disclosure by Executive; or (ii) Proprietary Information that Executive is required to disclose by legal process or an order of a court of competent jurisdiction, but only to the extent and in the circumstances required; provided, however, that Executive, upon being subpoenaed to testify gives immediate notice to Company so that it may take reasonable action to prevent or limit the disclosure of said material.

b.
Executive hereby assigns to Company and/or its designee any right, title and interest he may have or acquire in the Proprietary Information and Inventions, as defined herein, and in any Moral Right, as defined herein, he may have in the same. Executive agrees to assist Company in every reasonable and proper way, but at the expense of Company, to obtain and enforce patents, copyrights and other rights and protections relating to such Proprietary Information and Inventions in any and all countries and to further carry out the terms of this Agreement, as Company may request from time to time, whether before or after the termination or expiration hereof. Executive hereby waives and agrees not to assert against Company or its Subsidiaries, or their respective successors or licensees, any and all rights that Executive may have or acquire in any Invention or Proprietary Information. For purposes of this Agreement “Inventions” means any discovery, development, design, improvement, invention, formula, algorithm, process, technique, method, software, program, know-how and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, that (i) was developed using any trade secret, technologies or Proprietary Information of the Company and/or any of its Subsidiaries, (ii) results from any work performed by Executive for Company and/or any of its Subsidiaries or any of their affiliates, and (iii) was developed during the period of employment or for 6 months after termination thereof and is useful to the Company or one of its Subsidiaries and relates at the time of conception or reduction to practice to the business of the Company or any of its Subsidiaries or any of their actual or demonstrably anticipated research or development, and “Moral Right” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world or under any treaty..

c.
Executive hereby acknowledges and agrees that all original works of authorship which are made by Executive, whether solely or jointly with others, within the scope of Executive’s employment with Company, any of its Subsidiaries and/or any of their affiliates and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), for the benefit of Company, such Subsidiary and/or such affiliates, as the case may be.

d.
Executive covenants and agrees that he will assist Company, its Subsidiaries and/or any of their affiliates in every reasonable and proper way to obtain and from time to time to enforce United States and foreign proprietary rights relating to Inventions in any and all countries and to execute, verify and deliver such documents and perform such other acts (including appearance as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Company’s, such Subsidiaries’ and/or their affiliates’ rights to the Proprietary Information and Inventions provided that if such assistance is requested or required, Executive will be compensated for the reasonable value of his time spent in such provided that if such assistance is requested or required, Executive will be compensated for the reasonable value of his time and services spent in such activities.

e.
The provisions of this Section 6 shall be in effect for the Term of this Agreement and shall survive for such period after the termination or expiration of this Agreement for as long as permitted by law. The obligations of this Agreement shall not supersede any obligations of loyalty or confidentiality of Executive to Company, its Subsidiaries and/or their affiliates, whether imposed by contract or by law, but shall be deemed to be complementary and supplemental thereto.

7.	Miscellaneous.

a.
Notwithstanding any other provision of this Agreement, upon the death of Executive, Gabriel shall make any payments at the times and in the amount specified in Section 5 to or for the benefit of the person or persons designated in writing by Executive to Company or, if Executive fails to so designate any person or shall have revoked all of such designations or if Company or its Subsidiary is prohibited from honoring such directive by law, to the executors or administrators of Executive’s estate or as otherwise required by applicable state law. Company and its Subsidiaries shall be fully protected in making any payment due hereunder in accordance with what it reasonably believes to be the last written instrument received by it pursuant to this Subsection 7a.

b.
This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective heirs, personal representatives, successors and assigns, except that Executive’s rights and interests under this Agreement may not be assigned, pledged or encumbered by him without Company’s prior written consent, and all of Executive’s rights and interest hereunder shall terminate on his death, except for any payment expressly provided for in Subsection 5 hereof; provided, however, that this Subsection 7b will not be deemed to preclude the executors or administrators of Executive’s estate from assigning rights to payment hereunder to Executive’s heirs or devisees in connection with probate, administration or settlement of Executive’s estate. This Agreement and the rights of Company, its Subsidiaries and/or any affiliates hereunder may be assigned by Company, such Subsidiaries and such affiliates without any requirement of consent by Executive, provided, however, that the performance of the obligations and covenants of Company hereunder shall be binding upon such assignee or successor of Company.

c.
Except as otherwise expressly set forth herein, including without limitation as stated in Subsection 6e hereof, this Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement, understanding, warranty or representation, express or implied, and no modification, amendment or waiver of any provision of this Agreement shall be effective unless approved in writing by the Parties hereto.

d.
When a notice is required by the terms of this Agreement, notice shall mean the following: notice in writing and delivered either personally or by certified mail, return receipt requested, or recognized overnight courier, to the Parties as follows:

(i)
Notice to Company shall be directed to the address for Company set forth in the preamble to this Agreement, or such other address as Company shall provide to Executive in the manner provided in this Subsection 7d.

(ii)
Notice to Executive shall be addressed to Executive at his address set forth in the preamble to this Agreement or such other address as he may provide to Company in the manner provided in this Subsection 7d.

e.
If any provision of this Agreement shall be held to be unenforceable, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

f.	This Agreement shall be governed by and construed in accordance with the substantive and not the conflict of law provisions of the State of Nebraska.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties hereto by their representatives duly authorized as of the day and year first above written.

GABRIEL TECHNOLOGIES CORPORATION

By:  /s/ Keith R. Feilmeier
Its  CEO

EXECUTIVE

/s/ Allan D. Angus                    11/29/06
Allan D. Angus